Exhibit VIII

CALCULATION AGENCY AGREEMENT

Dated as of May 23, 2024

CALCULATION AGENCY AGREEMENT

Between

EUROPEAN INVESTMENT BANK

and

CITIBANK, N.A., LONDON BRANCH

Dated as of May 23, 2024

The European Investment Bank (the “Bank”) proposes to issue USD 1,000,000,000 SOFR Floating Rate Notes due 2029 (the “Original Securities”).  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Prospectus Supplement dated May 22, 2024 (the “Original Prospectus Supplement”) used in connection with the offer and sale of the Original Securities and, in respect of any additional securities (together with the Original Securities, “Securities”) which are intended to be consolidated and form a single series with the Original Securities specified herein, in the relevant prospectus supplement (any of such prospectus supplement or Original Prospectus Supplement, “Prospectus Supplement”) used in connection with the offer and sale of such securities.

For the purpose of appointing an agent to determine the interest rates and interest amounts on the Securities, the Bank and Citibank, N.A., London Branch agree as follows:

1.          Appointment of Calculation Agent.  Upon the terms and subject to the conditions contained herein, the Bank hereby appoints Citibank, N.A., London Branch as its calculation agent (in such capacity, the “Calculation Agent”) for the purpose of determining the interest rates and interest amounts on the Securities in the manner and at the times provided in the relevant Prospectus Supplement and the provisions of this Agreement.

2.          Obligations of Calculation Agent.  The Calculation Agent shall exercise due care to determine the interest rates and interest amounts on the Securities and shall communicate the same, for each Interest Period, together with the relevant Interest Period and the relevant Interest Payment Date, to the Bank, the Fiscal Agent, any paying agent, the relevant clearing systems and, if and for so long as any of the Securities are listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Bourse de Luxembourg, which is the regulated market of the Luxembourg Stock Exchange, and the rules and regulations of the Luxembourg Stock Exchange so require, to the Luxembourg Stock Exchange or the Listing Agent, as the case may be, in writing as soon as reasonably practicable after their determination and in no event later than the Business Day preceding the relevant Interest Payment Date.  If the Calculation Agent reasonably requires instructions from the Bank to be able to perform its duties set forth in the Prospectus Supplement or in the provisions of this Agreement, it shall promptly notify the Bank thereof in writing.

3.          Conditions of Calculation Agent’s Obligations.  The Calculation Agent accepts its obligations set forth herein, upon the terms and subject to the conditions hereof, including the following, to all of which the Bank agrees:

(a)         Compensation.  The Calculation Agent shall be entitled to such compensation as agreed upon separately from time to time with the Bank in writing for all services rendered by the Calculation Agent, and the Bank agrees promptly to pay such compensation and to reimburse the Calculation Agent for the documented out-of-pocket expenses (including fees of legal counsel) reasonably incurred by it in connection with its services hereunder.

(b)         Indemnity.  (i)  The Bank agrees to indemnify the Calculation Agent for, and to hold it harmless against, any loss, liability, cost, claim, action, damages, demand or expense (including, but not limited to, all reasonable costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) which the Calculation Agent may incur or which may be made against it arising out of or in connection with its accepting appointment as, or acting as, the Calculation Agent hereunder, except such as may result from a material breach of this Agreement by the Calculation Agent (providing such material breach is within the Calculation Agent’s control) or the negligence, willful misconduct, bad faith or fraud of the Calculation Agent or that of its directors, officers, employees, agents or attorneys.

(ii)  Neither the Calculation Agent nor its directors, officers, employees, agents or attorneys shall be liable to the Bank for any act or omission hereunder, or for any error of judgment made in good faith by it or them, except in the case of its or their negligence, willful misconduct, bad faith or fraud.  In particular, the Calculation Agent shall not be liable for any error resulting from the use of or reliance on a source of publicly available information used in good faith and with due care to determine any interest rate hereunder.

(iii)  Notwithstanding the foregoing, under no circumstances will the Bank be liable to the Calculation Agent or any other person for any indirect, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of business, goodwill, opportunity or profit), even if advised of such loss or damage or the possibility thereof.

(iv)  The indemnities of this Section 3(b) shall survive the termination of this Agreement, the payment of all the Securities and the resignation or removal of the Calculation Agent.

(c)          Agency.  In acting under this Agreement and in connection with the Securities, the Calculation Agent is acting solely as agent of the Bank and does not assume any obligation (or relationship of agency or trust) for or with or fiduciary duty towards any of the owners or holders of the Securities.

(d)          Advice of Legal Counsel.  The Calculation Agent may consult with such legal counsel as is satisfactory to it, and the written opinion of such legal counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in good faith, without negligence and in accordance with such opinion.

(e)          Reliance.  The Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon any instruction, notice, direction, consent, certificate, affidavit, statement, or other paper or document believed by it, in good faith and without negligence, to be genuine and to have been adopted or signed by the proper parties. Unless herein otherwise specifically provided, any order, certificate, notice, request or other instrument of the Bank made or given by it under any provision of this Agreement shall be sufficient if signed by the President or any Vice President of the Bank, or in accordance with any list of authorized signatories of the Bank which shall have been made available by it and as to which the Calculation Agent shall not have received notice of the rescission thereof, or by any other official of the Bank who shall have been designated in writing to the Calculation Agent by such President or Vice President.

(f)          Interest in Securities, etc.  The Calculation Agent and its officers, directors and employees may become the owners of, or acquire any interest in, any securities of the Bank with the same rights that it would have if it were not the Calculation Agent or such a person, and may engage or be interested in any financial or other transaction with the Bank as freely as if it were not the Calculation Agent or such a person.

(g)         No Implied Obligations.  The duties and obligations of the Calculation Agent shall be determined solely by the express provisions of this Agreement and the relevant Prospectus Supplement; the Calculation Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement and the relevant Prospectus Supplement; and no implied covenants or obligations shall be read into this Agreement or the relevant Prospectus Supplement against the Calculation Agent.

(h)          Approval.  The Bank will not, without first obtaining the prior written consent of the Calculation Agent (such consent not to be unreasonably withheld, delayed or conditioned), make any change to the relevant Prospectus Supplement if such change would affect the Calculation Agent’s duties and obligations under this Agreement and the relevant Prospectus Supplement.

4.          Resignation, Removal and Appointment of a Successor.  (a)  Resignation or Removal.  The Calculation Agent may at any time resign by giving written notice to the Bank of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall not be less than ninety (90) calendar days after the receipt of such notice by the Bank, unless the Bank agrees to accept shorter notice.  The Calculation Agent may be removed at any time by the filing with it of an instrument in writing signed on behalf of the Bank and specifying such removal and the date when it is intended to become effective; provided, however, that such date shall not be less than seven (7) calendar days after the receipt of such notice by the Calculation Agent.

(b)          Appointment of a Successor.  Notwithstanding the dates of effectiveness of resignation or removal, as the case may be, such resignation or removal shall take effect only upon the date of the appointment by the Bank, as hereinafter provided, of a successor Calculation Agent.  A successor Calculation Agent shall be appointed by the Bank by an instrument in writing signed on behalf of the Bank and the successor Calculation Agent.  Upon the appointment of a successor Calculation Agent and acceptance by it of such appointment, the Calculation Agent so superseded shall cease to be such Calculation Agent hereunder. If within ninety (90) calendar days after notice of resignation or removal has been given, a successor Calculation Agent has not been appointed, the Calculation Agent may, on behalf of the Bank, appoint a successor Calculation Agent or petition a court of competent jurisdiction to appoint a successor Calculation Agent.

(c)          Acknowledgment.  Any successor Calculation Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and to the Bank an instrument accepting such appointment hereunder, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Calculation Agent hereunder, and such predecessor, upon payment of its compensation and reimbursement of its disbursements then unpaid, shall thereupon become obligated to transfer and deliver, and such successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Calculation Agent.

(d)          Insolvency.  The appointment of the Calculation Agent shall forthwith terminate if at any time the Calculation Agent becomes incapable of acting, is adjudged bankrupt or insolvent, files a voluntary petition in bankruptcy, makes an assignment for the benefit of its creditors, consents to the appointment of a receiver, administrator or other similar official of the Calculation Agent of all or any substantial part of its property or admits in writing its inability to pay or meet its debts as they severally mature, or if a resolution is passed or an order made for the winding-up or dissolution of the Calculation Agent, a receiver, administrator or other similar official of the Calculation Agent of all or any substantial part of its property is appointed, an order of any court is entered approving a petition filed by or against the Calculation Agent under the provisions of any applicable receivership, bankruptcy, insolvency, reorganization or other similar laws, or a public officer takes charge or control of the Calculation Agent or its property or affairs for the purpose of rehabilitation, conservation, administration or liquidation or there occurs any analogous event under any applicable law.

(e)          Merger, Consolidation, etc.  Any corporation into which the Calculation Agent may be merged, or any corporation resulting from any merger or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of its assets and business shall, to the extent permitted by applicable law, be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.  Notice of any such merger, consolidation or sale shall forthwith be given to the Bank and the Fiscal Agent as soon as possible.

5.          Indemnity by Calculation Agent.  (a)  The Calculation Agent shall indemnify the Bank for, and hold it harmless against, any loss, liability, cost, claim, action, damages, demand or expense (including, but not limited to, all reasonable costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) which the Bank may incur or which may be made against it as a result of a material breach of this Agreement by the Calculation Agent (providing such material breach is within the Calculation Agent’s control) or the negligence, willful misconduct, bad faith or fraud of the Calculation Agent or that of its directors, officers, employees, agents or attorneys.

(b)          Notwithstanding the foregoing, under no circumstances will the Calculation Agent be liable to the Bank or any other person for any indirect, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of business, goodwill, opportunity or profit), even if advised of such loss or damage or the possibility thereof.

(c)          The indemnities of this Section 5 shall survive the termination of this Agreement, the payment of all the Securities and the resignation or removal of the Calculation Agent.

6.          Notices.  (a)  All notices, instructions, requests or other communications between the parties hereunder, save for any communications by the Calculation Agent in respect of the determinations specified in Section 2 or except as herein otherwise specifically provided, shall be in writing and shall be (i) delivered in person, (ii) transmitted by email (provided that receipt of the email is promptly confirmed to the sender orally or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses) or is followed up by the sender within one business day after the email by dispatch pursuant to one of the other methods described herein) or (iii) mailed by first-class mail (registered or certified, return receipt requested) or overnight air courier guaranteeing next day delivery to the addresses established for such purposes in this Section 6:

(i)          if sent to the Calculation Agent:

Citibank, N.A., London Branch
Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
United Kingdom
Attention:  Agency & Trust Services - Rate Fixing
Email:  rate.fixing@citi.com; and

(ii)          if sent to the Bank:

European Investment Bank
98-100, boulevard Konrad Adenauer
L-2950 Luxembourg
Grand Duchy of Luxembourg
Attention:  Capital Markets Department
Email:  fin_markets_docs@eib.org.

(b)          All communications in respect of the determinations by the Calculation Agent to the Bank specified in Section 2 shall be in writing and shall be transmitted by email to:

Email:  fiproboeenrich@eib.org
Attention:  Back Office Borrowings.

(c)          The foregoing addresses for notices, instructions, requests or other communications may be changed by written notice given by the addressee to each party hereto, and the addressee’s address shall be deemed changed for all applicable purposes from and after the giving of such notice.

(d)          If the Calculation Agent shall receive any notices, instructions, requests or other communications addressed to the Bank by the holder of Securities, the Calculation Agent shall promptly forward such notice, instruction, request or other communication to the Bank.

7.          Amendments or waivers.  No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and duly executed and delivered by each of the parties hereto.

8.          Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, except with respect to its authorization and execution by the Bank, which shall be governed by the Treaty on the Functioning of the European Union, as amended and supplemented from time to time (the “TFEU”), and the Statute of the Bank, as amended and supplemented from time to time, which is annexed to the TFEU as Protocol (No 5) on the Statute of the European Investment Bank.

9.          Jurisdiction; Consent to Service of Process.  (a)  The Bank hereby expressly accepts the jurisdiction of any State or Federal court in the Borough of Manhattan, The City of New York in respect of any action arising out of or based upon this Agreement which may be instituted in any such court by the Calculation Agent; provided, however, that such acceptance of jurisdiction shall not extend to actions brought under United States Federal securities laws or any state securities laws.  Notwithstanding the foregoing, any action arising out of or based upon this Agreement may be instituted by the Calculation Agent in any competent court of the jurisdiction in which the Bank has its seat.

(b)          The Bank hereby appoints the Ambassador of the European Union to the United States, with address at Delegation of the European Union to the United States, 2175 K Street, N.W., Washington, D.C. 20037, United States of America, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any action arising out of or based upon this Agreement which may be instituted in any State or Federal court in the Borough of Manhattan, The City of New York by the Calculation Agent; provided, however, that such appointment shall not extend to actions brought under United States Federal securities laws or any state securities laws.  Such appointment, which has been accepted, shall be irrevocable so long as any of the Securities remain outstanding unless and until the appointment of a successor Authorized Agent of the Bank and the acceptance of such appointment by such successor Authorized Agent.  The Bank will take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment or appointments in full force and effect as aforesaid.  Service of process upon the Authorized Agent at the address indicated in this Section 9(b), as such address may be changed within the United States by notice given by the Authorized Agent to each party hereto, and written notice of such service to the Bank (mailed by registered airmail or delivered in person to the President of the Bank at its address specified in Section 6(a)(ii)) shall be deemed, in every respect, effective service of process upon the Bank.

(c)          The Bank hereby waives (to the extent permitted by law, including, without limitation, EU law applicable to the Bank) irrevocably any immunity from jurisdiction or execution to which it or its property might otherwise be entitled in any action arising out of or based upon this Agreement which may be instituted in any State or Federal court in the Borough of Manhattan, The City of New York by the Calculation Agent; provided, however, that this waiver shall not extend to actions brought under United States Federal securities laws or any state securities laws.  This waiver is intended to be effective upon the execution of this Agreement without any further act by the Bank before any such court, and introduction of a true copy of this Agreement into evidence shall be conclusive and final evidence of such waiver.  Notwithstanding the foregoing, the property and assets of the Bank within the Member States are not, except by judicial decision and with the authorization of the Court of Justice of the European Union, subject to attachment or to seizure by way of execution.

10.          Headings.  The section headings herein are for convenience only and shall not affect the construction hereof.

11.          Counterparts.  This Agreement may be executed in one or more counterparts, and by each party separately on a separate counterpart, and each such counterpart when executed and delivered shall be deemed to be an original. Such counterparts shall together constitute one and the same instrument.

12.          Compliance with Law, Directive or Regulation.  Notwithstanding anything else contained herein, the Calculation Agent may refrain without liability from doing anything that would or might in its reasonable opinion (following advice from legal counsel) be contrary to any law of any state or jurisdiction (including, but not limited to, the European Union, the United States of America or, in each case, any jurisdiction forming a part of it, and England and Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in its reasonable opinion, necessary to comply with any such law, directive or regulation. The Calculation Agent shall as soon as practicable and insofar as permissible inform the Bank if, pursuant to this Section 12, it refrains from acting under this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

EUROPEAN INVESTMENT BANK

By:	/s/ Sandeep Dhawan
	Name:	Sandeep Dhawan
	Title:	Head of Division

By:	/s/ Jennifer Wenner
	Name:	Jennifer Wenner
	Title:	Documentation Officer

[Signature Page to Calculation Agency Agreement – EIB]

CITIBANK, N.A., LONDON BRANCH as Calculation Agent

By:	/s/ Kieran Odedra
	Name:	Kieran Odedra
	Title:	Vice President

[Signature Page to Calculation Agency Agreement – Calculation Agent]